Exhibit 5.1
                    [Letterhead of Andrews & Kurth L.L.P.]



                        November 21, 2000



Genesis Energy, L.P.
500 Dallas, Suite 2500
Houston, Texas  77002

Gentlemen:

          We have acted as counsel to Genesis Energy, L.P., a Delaware limited partnership (the Partnership"), and Genesis Energy, L.L.C., a Delaware limited liability company and the general partner of the Partnership, in connection with the preparation of the Partnership's Registration Statement on Form S-8 (the "Registration Statement") filed by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale by the Company of up to 120,691 common units representing limited partnership interests in the Partnership (the "Common Units") in connection with the Genesis Energy, L.L.C. Amended and Restated Restricted Unit Plan (the "Plan").

          As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

          Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

          1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware
Revised Uniform Limited Partnership Act (the "Delaware Act").

          2. The Common Units will, when issued and paid for in accordance with the terms of the Plan, be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described below:

          * If a court were to determine that the right or exercise of the right under the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") by the holders of Common Units and subordinated units (the "Limited Partners") of the Partnership as a group (i) to remove or replace the general partner of the Partnership (the "General Partner"), (ii) to approve certain amendments to the Partnership Agreement or
             (iii) to take certain other actions under the Partnership Agreement constitute "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the conduct of any of the Limited Partners, that such Limited Partner is a general partner.

          * Section 17-607 of the Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that it was made in violation of the Delaware Act shall be liable to the limited partnership for three years for the amount of the distribution.

          * Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If a court were to determine that Genesis Crude Oil, L.P., the Partnership's operating partnership, was conducting business in any state without compliance with the applicable limited partnership statute, then the Limited Partners could be held personally liable for the Partnership's obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances.

          The foregoing opinion is based on and is limited to the Revised Uniform Limited Partnership Act of the State of Delaware and the relevant federal laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without our express written consent.


                              Very truly yours,

                              /s/ ANDREWS & KURTH L.L.P.